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                                                                   EXHIBIT 10.5

                           FIRST AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made by and between MARINE DRILLING COMPANIES, INC. ("Company") and BOBBY E. BENTON ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         WHEREAS, the Company and Executive previously entered into an Employment Agreement dated June 11, 1999, and they desire to amend and restate that Employment Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT, DUTIES AND REPRESENTATIONS

         1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be June 11, 1999 and the "Commencement Date" shall be June 15, 1999.

         1.2 POSITION. From and after the Effective Date, Company shall employ Executive in the position of Vice President of Marketing and Sales of Company, or in such other positions as the parties mutually may agree.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties may mutually agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company that are applicable to employees generally, as the same may be amended from time to time.

         1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company from and after the Commencement Date, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the CEO and the Board of Directors of Company (the "Board of Directors"). The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder. Executive represents


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to Company that the execution, delivery and performance of this Agreement by
Executive will not violate or conflict with any non-competition or similar agreement to which Executive is subject.

         1.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

         1.6 REPRESENTATIONS. Executive represents and warrants to Company that neither the execution of this Agreement by Executive nor the performance by Executive of his obligations under this Agreement will result in a violation or breach of, or constitute a default under, the provisions of any contract, agreement, or other instrument to which Executive is a party.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

         2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the second anniversary of the Commencement Date (the "Initial Term"). Said term of employment shall be extended automatically for an additional successive one-year period as of the last day of the Initial Term and as of the last day of each such successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to ninety days before the last day of the Initial Term or any such successive one-year term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the Initial Term or the one-year term of employment, as applicable, during which such notice is given.

         2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                           (i) upon Executive's death;

                           (ii) upon Executive's becoming disabled so as to
                  entitle him to benefits under Company's long-term disability plan;

                           (iii) for cause, which for purposes of this Agreement
                  shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has been convicted of a felony or has been convicted without further right of appeal of a misdemeanor involving moral turpitude, (C) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (D) has materially breached any material corporate policy or code of conduct established by Company, (E) Executive violates the Foreign Corrupt Practices Act or any other applicable United States law as proscribed by paragraph 4.1, or (F) has willfully engaged in conduct that he knows



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                  or should know is materially injurious to Company or any of its subsidiaries or affiliates.

                           (iv) for Executive's material breach of any material
                  provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

                           (v) for any other reason whatsoever, with or without
                  cause, in the sole discretion of the Board of Directors.

         2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                           (i) (A) a material breach by Company of any material
                  provision of this Agreement, including without limitation the assignment to Executive of duties materially inconsistent with duties of the Vice President of Marketing and Sales of Company, which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company or (B) a change within the prior thirty days of the location of Executive's principal place of employment by Company by more than fifty miles from the location of the Company's principal executive office as of the date hereof; or

                           (ii) for any other reason whatsoever, in the sole
                  discretion of Executive.

         2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 5 and 6 hereof.

ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary commencing from and after the Effective Date equal to the greater of (i) $200,000 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.



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         3.2 BONUSES. Executive shall receive such bonuses, if any, as Company shall determine in its sole discretion based on bonus plans which may be in effect from time to time. Executive' bonus target under the Company's current bonus plan is 50% of annual base salary. This percentage and the terms of the bonus plan are subject to change at the sole discretion of the Company; however any changes will be consistent with similarly situated employees and reflect competitive market practices.

         3.3 INITIAL STOCK OPTION AND RESTRICTED STOCK GRANT. On the Effective Date of this Agreement (the "Date of Grant"), Company shall grant to Executive an option (the "Initial Stock Option") to purchase 150,000 shares of Company's common stock ("Stock") and 10,000 shares of Company's restricted stock pursuant to The Marine Drilling 1992 Long Term Incentive Plan, as amended (the "Plan"). Subject to the terms of the Plan and the agreement to be executed by Company and Executive evidencing the Initial Stock Option grant, the Initial Stock Option grant shall (i) have a term of 10 years (which term shall begin on the Date of Grant), (ii) vest and become exercisable with respect to (A) 20% of the shares covered thereby on the first anniversary of the Date of Grant, (B) an additional 20% of the shares covered thereby on the second anniversary of the Date of Grant, (C) an additional 20% of the shares covered thereby on the third anniversary of the Date of Grant, (D) an additional 20% of the shares covered thereby on the fourth anniversary of the Date of Grant, and (E) an additional 20% of the shares covered thereby on the fifth anniversary of the Date of Grant and (iii) become vested and fully exercisable by Executive upon the occurrence of a "Change in Control" (as such term is defined in the Plan) while Executive is employed by Company. Further, and subject to the terms and restrictions of the Plan and to the agreement to be executed by Company and the Executive evidencing the restricted stock grant, the restricted stock grant shall vest in accordance to the following (i) (A) 25% of the shares covered thereby on the first anniversary of the Date of Grant, (B) an additional 25% of the shares covered thereby on the second anniversary of the Date of Grant, (C) an additional 25% of the shares covered thereby on the third anniversary of the Date of Grant, and (D) an additional 25% of the shares covered thereby on the fourth anniversary of the Date of Grant and (ii) become fully vested by Executive upon the occurrence of a "Change in Control".

         3.4 VACATION. During each year of his employment, Executive shall be entitled to four weeks of paid vacation.

ARTICLE 4: UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS

         4.1 Executive shall at all times comply with United States laws applicable to Executive's actions on behalf of Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78
(FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Executive pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Executive has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Company or any of its subsidiaries or affiliates having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Executive should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such



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action or finding shall constitute "cause" for termination under this Agreement unless (i) such action or finding was based on the activities of others and Executive had no personal involvement or knowledge of such activities, or (ii) Company's Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Company.

ARTICLE 5: PROTECTION OF INFORMATION

         5.1 DISCLOSURE TO EXECUTIVE. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

         5.2 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company unless and to the extent such information is generally known in Company's industry. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company unless and to the extent such information is generally known in Company's industry. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company unless and to the extent such information is generally known in Company's industry.

         5.3 NO UNAUTHORIZED USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets, unless and to the extent such information is generally known in Company's industry.



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         5.4 OWNERSHIP BY COMPANY. If, during Executive's employment by company,
Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         5.5 ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

         5.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

ARTICLE 6: NONSOLICITATION OBLIGATIONS

         6.1 IN GENERAL. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive and other employees of the Company and its affiliates, the business good will of Company and its affiliates that has been and will in the future be developed by Executive or other employees of the Company or its affiliates, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive and other employees by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-solicitation obligations hereunder. If Executive's employment hereunder shall be terminated by Executive prior to the expiration of the term provided in paragraph 2.1 for any reason not described in paragraph 2.3(i) (including by Executive exercising his right not to extend the term by giving notice pursuant to Section 2.1), then, subject to the last sentence of this paragraph 6.1, Executive



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shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business as of the date of such termination of the employment relationship or have during the previous twelve months conducted such business, induce any employee of Company or any of its subsidiaries or affiliates to terminate his or her employment with Company or such subsidiaries or affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company. These non-solicitation obligations shall extend until the later of (i) the expiration of the term of the Agreement (or any extended term) provided in paragraph 2.1 and (ii) the one year anniversary of the termination of Executive`s employment hereunder.

         6.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in paragraph 6.1 may limit Executive's ability to engage in the solicitation of employees of the Company and its subsidiaries and affiliates, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

         6.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7: STATEMENTS CONCERNING COMPANY

         7.1 IN GENERAL. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives that Employee knows or should know is materially injurious to Company or such affiliate; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives that Employee knows or should know is materially injurious to Company or such affiliate; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its



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affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 8: EFFECT OF TERMINATION ON COMPENSATION AND BENEFITS

         8.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment; provided, however, that if Company shall be the party that gave written notice of such termination, then Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to 100% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to such termination; and provided further that Company shall pay Executive his pro rata bonus target earned through the date of termination. If Executive's employment shall terminate as described under this paragraph within two years following a Change in Control, as defined in paragraph 8.4, Executive's severance payment shall be as set forth under paragraph 8.4 and Executive shall have no entitlement to any additional payment under this paragraph.

         8.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii),
(iii), or (iv), the Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to the Termination Payment; and provided further that Company shall pay Executive his pro rata bonus target earned through the date of termination. For purposes of this Agreement, the term "Termination Payment" shall mean, in addition to any such pro rata bonus, an amount equal to the greater of (i) 100% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to Executive's termination of employment with Company or (ii) the aggregate base salary that would have been paid to Executive (determined based upon the base salary in effect pursuant to paragraph 3.1 immediately prior to Executive's termination of employment with Company) for the period beginning on the date of such termination and ending on the last day of the employment term provided in paragraph 2.1 during which occurs the date of such termination. If Executive's employment shall terminate as described under this paragraph within two years following a Change in Control, as defined in paragraph 8.4, Executive's severance payment shall be as set forth under paragraph 8.4 and Executive shall have no entitlement to any additional payment under this paragraph.



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         8.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph
2.1 (except if Executive terminates his employment by retiring on or after he reaches age sixty-five), then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be pursuant to paragraph 2.3(i), the Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to the Termination Payment. If Executive's employment shall terminate as described under this paragraph within two years following a Change in Control, as defined in paragraph 8.4, Executive's severance payment shall be as set forth under paragraph 8.4 and Executive shall have no entitlement to any additional payment under this paragraph. In the event Executive terminates his employment by retiring on or after the date he reaches age sixty-five, Executive shall not be entitled to any severance payment under this Agreement.

         8.4 CHANGE IN CONTROL. For purposes of this paragraph, the term "Change in Control" shall have the same meaning as assigned to such term in The Marine Drilling 1992 Long Term Incentive Plan. If, within two years following the occurrence of a Change in Control, Executive's employment with Company shall terminate under circumstances that would entitle him to a severance payment pursuant to paragraph 8.1, 8.2, or 8.3 or if Executive's employee benefits are changed to a level that is materially inconsistent with the employee benefits afforded by the Company to employees with comparable duties, then, in lieu of (and not in addition to) any such severance payment, Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment equal to 200% of the sum of (i) Executive's annual base salary plus (ii) bonus target as in effect pursuant to paragraph 3.1 immediately prior to such termination of employment. Further, in the year in which a change in control occurs, in addition to the payment described in the preceding sentence, Company shall pay Executive the pro rata portion of his bonus target for that year as shall have been earned up through the date that is immediately prior to the date on which the Change in Control occurred.

         8.5 CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all state and federal taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any federal or state income taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company shall instruct its outside accountants to independently make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within five days of the receipt of such claim. Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to



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contest such claim, Executive shall cooperate fully with Company in such action;
provided, however, that Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then, Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         8.6 BENEFITS. If Executive's employment with Company is terminated under circumstances that would entitle him to a severance payment pursuant to paragraph 8.1, 8.2, or 8.3, then Company will immediately cause Executive and those of his dependents (including his spouse) who were covered under the Company's medical and dental plans on the date prior to such termination to continue to be covered under such plans, without any cost to Executive, for twelve months from date of termination, subject to earlier termination as provided in the last sentence of this paragraph. If Executive's employment with Company is terminated under circumstances that would entitle him to severance payment pursuant to paragraph 8.4, then Company will cause Executive and those of his dependents (including his spouse) who were covered under the Company's medical and dental benefit plans on the date prior to such termination to continue to be covered under such plans for 24 months, subject to earlier termination as provided in the last sentence of this paragraph. Any continuation of medical and dental medical coverage under this paragraph shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive) and if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans. Nothing herein shall be deemed to adversely affect in any way the additional rights after consideration of this extension, of Executive and his eligible dependents to continuation coverages required pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, if, at the time such continuation coverage is requested, Executive does not have alternative group coverage available from an employer.

         8.7 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this
Article 8 shall be received by Executive as liquidated damages.

         8.8 INDEMNIFICATION. If Executive shall obtain any money award or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision of this Agreement, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorney's fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements. To the extent that any such reimbursement would be subject to the Excise Tax, then Executive shall be entitled to receive Gross-up Payments in an amount such that after payment by Executive of all taxes imposed on such Gross-up Payments, Executive retains an amount equal to the Excise Tax imposed on the reimbursement.

ARTICLE 9: MISCELLANEOUS

         9.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO COMPANY TO:          Marine Drilling Companies, Inc.
                                    One Sugar Creek Center Blvd.,Suite 600
                                    Sugar Land, Texas  77478
                                    Attention:  Chief Executive Officer

         IF TO EMPLOYEE TO:         Mr. Bobby E. Benton
                                    306 Captain's Walk
                                    Houston, Texas 77079

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         9.2 NO OBLIGATION TO MITIGATE. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another person.

         9.3 APPLICABLE LAW. This Agreement is entered into under, and its validity interpretation and enforceability and shall be governed for all purposes by, the laws of the State of Texas; provided, however, that no effect shall be given to any choice or conflict of law provision or rule (whether in the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         9.4 SOLE RIGHTS TO SEVERANCE. Executive shall not be entitled to receive any other severance benefits which may be provided for in any other plan, program, arrangement or practice of Company, except to the extent that severance benefits are provided for in any specific employment agreement between Executive and Company.

         9.5 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         9.6 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         9.8 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

         9.9 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         9.10 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         9.11 AFFILIATE. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         9.12 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that Company may assign this Agreement to a wholly-owned subsidiary of Company as long as Company fully and unconditionally guarantees the performance of this Agreement.

         9.13 TERM. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 5, 6, and 7 shall survive any termination of the employment relationship and/or of this Agreement.

         9.14 ENTIRE AGREEMENT. Except as provided in (i) the Company's written benefit plans and programs and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of September, 1999 to be effective as of the Effective Date.

                                         MARINE DRILLING COMPANIES, INC.



                                         BY: /s/ JAN RASK
                                            --------------------------------
                                         NAME:  JAN RASK
                                         TITLE: CHIEF EXECUTIVE OFFICER

                                         "COMPANY"



                                             /s/ BOBBY E. BENTON
                                         -----------------------------------
                                         BOBBY E. BENTON

                                         "EXECUTIVE"


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